                                                                     Exhibit (b)

February 25, 2000


Hasbro, Inc.
200 Narragansett Park Drive
Pawtucket, RI  02862

Attention:     Mr. Martin R. Trueb
               Senior Vice President & Treasurer

                  $300,000,000 90-DAY REVOLVING CREDIT FACILITY
                                COMMITMENT LETTER

Ladies and Gentlemen:

Citibank, N.A. ("Citibank") is pleased to inform Hasbro, Inc. (the "Company") of Citibank's commitment to provide the Company the entire amount of a $300,000,000 90-day revolving credit facility (the "Facility") and to act as Administrative Agent for the Facility, subject to the terms and conditions of this letter and the attached Annex I (collectively, the "Commitment Letter"). The proceeds of the Facility will be used for general corporate purposes, including commercial paper backstop.

Section 1. Conditions Precedent. Citibank's commitment hereunder is subject to:
(i) the preparation, execution and delivery of mutually acceptable loan documentation (the "Operative Documents") substantially similar to the Credit Agreement dated as of September 29, 1999 among Hasbro, Citibank, N.A and another Lender; (ii) the absence of (A) any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company and its subsidiaries, taken as a whole since December 27, 1998, and (B) any change in loan syndication, financial or capital market conditions generally that, in the judgment of Salomon Smith Barney Inc. ("SSBI", and together with Citibank, "Citi/SSB"), would materially impair syndication of the Facility; and (iii) the accuracy and completeness of all representations that the Company makes to Citi/SSB and all information that the Company furnishes to Citi/SSB and the Company's compliance with the terms of this Commitment Letter.

Section 2. Commitment Termination. Citibank's commitment hereunder will terminate on the earlier of (a) the date the Operative Documents become effective, and (b) March 31, 2000. Before such date, Citibank may terminate its commitment hereunder if any event occurs or information becomes available that, in its judgment, results or is likely to result in the failure to satisfy any condition set forth in Section 1.

Section 3. Syndication. Citibank reserves the right, before or after the execution of the Operative Documents, to syndicate all or a portion of its commitment to one or more other financial institutions reasonably acceptable to the Company that will become parties to the Operative Documents pursuant to a syndication to be managed by SSBI (the financial institutions becoming parties to the Operative Documents being collectively referred to herein as the "Lenders"). SSBI will manage all aspects of the syndication in consultation with the Company, including the timing of all offers to potential Lenders, the determination of the amounts offered to potential Lenders, the acceptance of commitments of the Lenders and the compensation to be provided to the Lenders.

The Company shall take all action as SSBI may reasonably request to assist SSBI in forming a syndicate acceptable to SSBI and the Company. The Company's assistance in forming such a syndicate shall include but not be limited to (i) making senior management and representatives of the Company available to participate in information meetings with potential Lenders at such times and places as SSBI may reasonably request; (ii) using the Company's reasonable efforts to ensure that the syndication efforts benefit from the Company's lending relationships; and (iii) providing SSBI with all information reasonably deemed necessary by it to successfully complete the syndication.

To ensure an effective syndication of the Facility, the Company agrees that until the termination of the syndication (as determined by SSBI), the Company will not, and will not permit any of its affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security (including any renewals thereof) in the commercial bank market, without the prior written consent of SSBI; provided, however, that the foregoing shall not limit the Company's ability to issue commercial paper, amend, expand or borrow under other short-term debt programs currently in place, or issue equity or public debt securities.

Citibank will act as the sole Administrative Agent for the Facility and SSBI will act as sole syndication agent. No additional agents, co-agents or arrangers will be appointed, or other titles conferred, without the consent of SSBI and Citibank.

Section 4. Indemnification. The Company shall indemnify and hold harmless Citi/SSB, each Lender and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter or the Operative Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Facility, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

No Indemnified Party shall have any liability (whether in contract, tort or otherwise) to the Company or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

Section 5. Costs and Expenses. The Company shall pay, or reimburse Citi/SSB on demand for, all out-of-pocket costs and expenses incurred by Citi/SSB (whether incurred before or after the date hereof) in connection with the Facility and the preparation, negotiation, execution and delivery of this Commitment Letter, including, without limitation, the reasonable fees and expenses of counsel, regardless of whether any of the transactions contemplated hereby are consummated. The Company shall also pay all costs and expenses of Citi/SSB (including, without limitation, the reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.

Section 6. Representations and Warranties of the Company. In providing this Commitment Letter, Citi/SSB is relying on the accuracy of the information furnished to it by or on behalf of the Company and its affiliates without independent verification thereof. The Company agrees to supplement the information and projections from time to time until the Operative Documents become effective so that the representations and warranties made in connection with the Facility remain correct.

Section 7. No Third Party Reliance, Etc. The agreements of Citi/SSB hereunder and of any Lender that issues a commitment to provide financing under the Facility are made solely for the benefit of the Company and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear herein are subject to mutual agreement of the parties. The Company may not assign or delegate any of its rights or obligations hereunder without Citi/SSB's prior written consent. This Commitment Letter may not be amended or modified except in a written agreement signed by all parties hereto. This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto.

The Company should be aware that Citi/SSB and/or one or more of its affiliates may be providing financing or other services to parties whose interests may conflict with the Company's interests. Consistent with Citi/SSB's longstanding policy to hold in confidence the affairs of its customers, neither Citi/SSB nor any of its affiliates will furnish confidential information obtained from the Company to any of Citi/SSB's other customers. Furthermore, neither Citi/SSB nor any of its affiliates will make available to the Company confidential information that Citi/SSB obtained or may obtain from any other customer.

Section 8. Governing Law, Etc. This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of an original executed counterpart of this Commitment Letter. Sections 3 through 6, 8 and 9 hereof shall survive the termination of Citibank's commitment hereunder.

Section 9. Waiver of Jury Trial. Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.

Please indicate the Company's acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and returning it to Carolyn A. Kee, Director, Salomon Smith Barney Inc., 390 Greenwich Street, New York, New York 10013 (fax: 212 723-8548) at or before 5:00 p.m. on March 10, 2000, the time at which Citibank's commitment hereunder (if not so accepted prior thereto) will terminate. If the Company elects to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.

Very truly yours,

SALOMON SMITH BARNEY INC.                   CITIBANK, N.A.


    /s/ Ann B. Lane                             /s/ Carolyn A. Kee
By__________________________                By___________________________
    Name:  Ann B. Lane                         Name:   Carolyn A. Kee
    Title: Managing Director                   Title:  Vice President


ACCEPTED AND AGREED
on February 25, 2000:

HASBRO, INC.

    /s/ Martin R. Trueb
By__________________________
    Name:   Martin R. Trueb
    Title:  Senior Vice President & Treasurer

ANNEX I


                                  HASBRO, INC.

                         SUMMARY OF TERMS AND CONDITIONS
                     $300,000,000 REVOLVING CREDIT FACILITY



     BORROWER:                        Hasbro, Inc. (the "Borrower").

     FACILITY AMOUNT:                 $300,000,000.

     TYPE OF FACILITY:                Revolving credit facility.

     PURPOSE:                         General corporate purposes, including
                                      commercial paper backstop.

     ADMINISTRATIVE AGENT:            Citibank, N.A. (the "Agent").

     LEAD ARRANGER AND BOOK MANAGER:  Salomon Smith Barney Inc. ("SSBI").

     LENDERS:                         Citibank, N.A. ("Citibank"), and other
                                      financial institutions acceptable to the
                                      Borrower and the Agent.

     CLOSING DATE:                    On such date as mutually agreed upon, but
                                      no later than March 31, 2000.

     COMMITMENT TERMINATION DATE:     90 days after Closing Date.

     FINAL MATURITY DATE:             90 days after Closing Date.

     FACILITY FEE:                    7.0 basis points per annum, payable
                                      quarterly in arrears.

     INTEREST RATES AND INTEREST      At the Borrower's option, any Advance that
     PERIODS:                         is made to it will be available at the
                                      rates and for the Interest Periods stated
                                      below:

                                      1)     Base Rate: a fluctuating rate equal
                                             to Citibank's Base Rate plus the
                                             Applicable Margin.

                                      2)     Eurodollar Rate: a periodic fixed
                                             rate equal to LIBOR plus the
                                             Applicable Margin.

                                      The Eurodollar Rate will be fixed for
                                      Interest Periods of 1 or 2 Months.

     APPLICABLE MARGIN:               The Applicable Margin means:

                                      1)     for Base Rate Advances, zero basis
                                             points per annum; and

                                      2)     for Eurodollar Rate Advances, 33.0
                                             basis points per annum.

     MARKET PARTICIPATION FEES:       Based upon current market conditions at
                                      the time of syndication and as mutually
                                      agreed.

     OTHER TERMS AND CONDITIONS:      Customary for Citibank financings of this
                                      nature and substantially similar to the
                                      existing Hasbro, Inc. Credit Agreement
                                      dated as of September 29, 1999.